UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	September 12, 2007

NATIONAL PATENT DEVELOPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742−1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 8.01                      Other Events.

As of the close of trading on September 12, 2007, National Patent Development Corporation (the “Company”) has sold all of its shares of common stock of Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”) that remained subsequent to the close of trading on September 4, 2007.  The Company previously reported on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 6, 2007 its sales of shares of Indevus common stock (“Indevus Shares”) during the period July 1, 2007 through and including September 4, 2007.

From close of trading on September 4, 2007 through and including September 12, 2007, the Company sold in a series of brokers’ transactions (as defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”)), a total of 1,017,064 Indevus Shares for an aggregate of approximately $6,740,000, net of commissions and brokerage fees (the “Sale”).  All such sales were made pursuant to Rule 145 of the Securities Act.

The Company continues to hold contingent stock rights (the “Contingent Stock Rights”) for certain products in development by Indevus that will become convertible into Indevus Shares to the extent specific milestones with respect to each product are achieved.  If all milestones are achieved, the Company will receive $2,070,670 and $3,106,005, respectively, worth of Indevus Shares upon conversion of the Contingent Stock Rights.

Pursuant to an agreement dated November 12, 2004 between the Company, Bedford Oak Partners, which is controlled by Harvey P. Eisen, Chairman, Chief Executive Officer and a director of the Company, and Mr. Jerome I. Feldman, who was at the time Chairman and Chief Executive Officer of the Company, Bedford Oak Partners and Mr. Feldman are entitled to (i) receive an aggregate of approximately $412,000 of the proceeds of the Sale, and (ii) participate in 50% of the profits earned on 19.51% of shares of Indevus common stock received by the Company upon conversion of the Contingent Stock Rights, if any, at such time as such shares are sold by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: September 19, 2007	By:	/s/ JOHN C. BELKNAP
Name: John C. Belknap
Title: Vice President